EXHIBIT 23.1

                              CONSENT OF ATTORNEYS

      Reference is made to the Registration Statement of Liquor Group Wholesale, Inc. on Form S-1 whereby a number of selling shareholders propose to sell up to 1,962,035 shares of the Company's common stock. Reference is also made to
Exhibit 5 included in the Registration Statement relating to the validity of the securities proposed to be issued and sold.


      We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold and the reference to the prospectus discussion of our opinion and being named in the registration statement.



                                Very truly yours,

                                HART & TRINEN, L.L.P.



                                /s/ William T. Hart
                                --------------------------------
                                William T. Hart


Denver, Colorado
August 19, 2008